Exhibit 99

DARDEN RESTAURANTS
Red Lobster(R) Olive Garden(R) Bahama Breeze(R) Smokey Bones(R)
         www.darden.com
                                                           NEWS/INFORMATION
                                                           Corporate Affairs
                                                           P.O. Box 593330
                                                           Orlando, FL  32859
                                 Contacts:
                                 (Analysts) Matthew Stroud   (407) 245-6458
                                 (Media)    Jim DeSimone     (407) 245-4567
FOR RELEASE
March 21, 2006
4:30 PM ET

                DARDEN RESTAURANTS REPORTS THIRD QUARTER DILUTED
           NET EARNINGS PER SHARE OF 67 CENTS, UP 20% FROM PRIOR YEAR;
                     DECLARES DIVIDEND OF 20 CENTS PER SHARE

ORLANDO, FL, March 21 - Darden Restaurants, Inc. (NYSE:DRI) today reported sales of $1.47 billion for the third quarter ended February 26, 2006, and quarterly diluted net earnings per share of 67 cents, up 20% from prior year.

"This was a strong quarter for Darden," said Clarence Otis, Chairman and Chief Executive Officer of Darden. "We had outstanding financial results despite some difficult prior year comparisons, driven by continued strength at Red Lobster and Olive Garden. Throughout this fiscal year, both have demonstrated the power of combining effective brand management and continuously improving in-restaurant excellence. With this solid foundation, we expect continued momentum into the fourth quarter and beyond. We also had good progress at Smokey Bones and Bahama Breeze, as they work to become more broadly appealing. Our direction is clear - we are passionately focused on nourishing and delighting everyone we serve, so we earn the distinction of being the best in casual dining, now and for generations."

Highlights for the quarter ended February 26, 2006, include the following:

o Net earnings in the third quarter were $105.3 million, or 67 cents per diluted share, on sales of $1.47 billion. Last year, net earnings were $92.6 million, or 56 cents per diluted share, on sales of $1.38 billion.

o    Total sales of $1.47 billion represent a 7.1% increase over prior year.

o Olive Garden achieved its 46th consecutive quarter of U.S. same-restaurant sales growth with a 5.7% increase.

o Red Lobster's U.S. same-restaurant sales growth was 1.6% for the quarter, its 6th consecutive quarter of same-restaurant sales growth, despite the shift of Lent and Red Lobster's signature Lobsterfest into this year's fourth quarter, which adversely affected same-restaurant sales by an estimated two percentage points.

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o    The Company incurred costs to resolve legal disputes in California  related to the exempt classification of certain managerial employees, which reduced diluted net earnings per share by approximately four cents. The Company also incurred costs related to the impairment of five Smokey Bones restaurants, which reduced diluted net earnings per share by approximately three cents.

o The Company's tax rate this quarter was lower than anticipated and lower than reflected in its previously announced expectations for the 2006 fiscal year due to the favorable resolution of prior year tax matters and higher than projected tax credits. These items benefited diluted earnings per share for the quarter by approximately six cents.

o The Company continued its share repurchases, buying back over 3.7 million shares of its common stock in the quarter.

o The Company revised upwards its earnings guidance for fiscal 2006 and now expects diluted net earnings per share growth to be at the top of its previously announced 15% to 20% growth range.

Operating Highlights

OLIVE GARDEN'S third quarter sales of $689.0 million were 9.8% above prior year, driven by a U.S. same-restaurant sales increase of 5.7% and revenue from 19 net new restaurants in operation versus last year. This is the 46th consecutive quarter of same-restaurant sales growth for Olive Garden and builds on a 10.5% increase in the third quarter of last year. The company's increased sales, combined with lower food and beverage costs, restaurant labor costs and selling, general and administrative expenses as a percent of sales, more than offset increased restaurant and depreciation expenses as a percent of sales. Olive Garden had record third quarter operating profit that also represented double-digit operating profit growth over last year.

RED LOBSTER'S third quarter sales of $651.7 million were 2.5% above prior year, driven primarily by a U.S. same-restaurant sales increase of 1.6%. Red Lobster's same-restaurant sales results reflect a three week shift in the start of its Lobsterfest promotion, which commenced in the third quarter last year versus the fourth quarter this year. The company's increased sales and lower food and beverage costs, selling, general and administrative expenses and depreciation expenses as a percent of sales more than offset higher restaurant labor costs and restaurant expenses as a percent of sales. Red Lobster had record third quarter operating profit that represented solid growth over last year.

BAHAMA BREEZE'S third quarter sales totaled $38.2 million, a 1.8% increase from prior year. Same-restaurant sales also increased 1.7% in the third quarter, primarily because of higher guest counts than last year as the company continued to successfully implement key elements of its turnaround plan.

SMOKEY BONES third quarter sales of $88.5 million were 23.1% above prior year primarily because of 27 more restaurants in operation, including nine restaurants that were opened during the third quarter. Smokey Bones' same-restaurant sales declined 5.0% in the quarter. Restaurant level operating profit increased 34% as a result of the increased number of restaurants in operation combined with lower food and beverage costs and restaurant expenses as a percent of sales, offset partially by increased restaurant labor costs as a percent of sales.

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"We again achieved solid operating  performance  improvement  this quarter while also strengthening our foundation for future growth," said Drew Madsen, President and Chief Operating Officer of Darden. "Olive Garden combined strong guest satisfaction with brand building promotions and took further steps to
position  their  business  for  accelerated  unit  growth.   Red  Lobster  guest
satisfaction and restaurant level returns both improved versus prior year, providing a strong platform to support continued growth in guest traffic to historical levels. Bahama Breeze and Smokey Bones also made progress executing their respective plans to broaden appeal and strengthen their business model. We are confident they are taking the appropriate action to fully realize their potential."


Other Actions

Darden announced today that the Board of Directors declared a cash dividend of 20 cents per share on the Company's outstanding common stock. The dividend is payable on May 1, 2006 to shareholders of record at the close of business on April 10, 2006. Based on this 20-cent semi-annual dividend declaration, the Company's indicated annual dividend is 40 cents per share.

Darden continued the buyback of its common stock, purchasing over 3.7 million shares in the third quarter. Since commencing its share repurchases in December 1995, the Company has repurchased 130.2 million shares under authorizations totaling 137.4 million shares.


Fiscal February 2006 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the four-week fiscal February ended February 26, 2006. This period is the last month of Darden's fiscal 2006 third quarter.

Same-restaurant sales at Olive Garden were up approximately 3% for fiscal February. The increase reflected a 1% increase in guest counts and a 2% increase in check average. The check average increase was a result of an approximate 2% increase in pricing. Last year, Olive Garden had a 13% increase in same-restaurant sales for fiscal February.

Same-restaurant sales at Red Lobster fell 7% to 8% for fiscal February. This reflected an approximate 7% decrease in guest counts and a 1% decline in check average. The check average decrease was a result of an approximate 1% increase in pricing and 2% decrease in menu mix changes. Last year, Red Lobster had a 9% to 10% increase in same-restaurant sales for the fiscal month. The Company estimates that this year's shift in the start of Lent from fiscal February last year to fiscal March this year, and the resulting shift in the start of Lobsterfest, negatively affected same-restaurant sales results at Red Lobster in February by approximately six percentage points. The Company will benefit from this holiday and promotional calendar shift in fiscal March and fiscal April.

Additionally, the Company estimates that adverse winter weather negatively affected same-restaurant sales results at both Olive Garden and Red Lobster by approximately one percentage point.



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Fiscal 2006 Outlook

The Company revised upward its sales and earnings guidance for fiscal 2006. The Company now expects diluted net earnings per share growth for fiscal 2006 to be at the top of its previously announced 15% to 20% growth range based on its expectation of combined U.S. same-restaurant sales growth of approximately 5% for Red Lobster and Olive Garden, and new unit growth of approximately 4%.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain
important factors could cause results to differ materially from those anticipated by the forward-looking statements including the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, weather and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.






                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

        02/26/06                                                       02/27/05
        --------                                                       --------
             649               Red Lobster USA                              648
              31               Red Lobster Canada                            31
         -------               ------------------                        ------
             680               Total Red Lobster                            679

             569               Olive Garden USA                             550
               6               Olive Garden Canada                            6
         -------               -------------------                       ------
             575               Total Olive Garden                           556

              32               Bahama Breeze                                 32

             125               Smokey Bones                                  98

               4               Seasons 52                                     3
         -------                                                         ------

           1,416               Total Restaurants                          1,368







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                                       -5-

                            DARDEN RESTAURANTS, INC.
                   THIRD QUARTER FY 2006 FINANCIAL HIGHLIGHTS
                      (In millions, except per share data)
                                   (Unaudited)


                                    13  Weeks Ended            39 Weeks Ended

                             2/26/2006    2/27/2005      2/26/2006     2/27/2005
                             ---------    ---------      ---------     ---------
Sales                        $1,474.2     $1,375.9       $4,208.4      $3,883.9

Net Earnings                 $  105.3     $   92.6       $  245.9      $  206.6

Net Earnings per Share:
  Basic                      $   0.70     $   0.59       $   1.63      $   1.31
  Diluted                    $   0.67     $   0.56       $   1.56      $   1.26

Average Number of Common
Shares Outstanding:
  Basic                         149.4        157.3          150.8         157.2
  Diluted                       156.9        164.5          157.9         163.8



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                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                   13 Weeks Ended                  39 Weeks Ended

                                             02/26/2006        02/27/2005        02/26/2006         2/27/2005
                                             ----------        ----------        ----------         ---------

Sales                                        $1,474,181        $1,375,879        $4,208,441        $3,883,896
Costs and expenses:
  Cost of sales:
     Food and beverage                          431,074           412,863         1,239,844         1,172,320
     Restaurant labor                           472,659           435,660         1,362,775         1,242,190
     Restaurant expenses                        225,931           206,918           655,705           604,222
                                             ----------        ----------        ----------        ----------

       Total cost of sales (1)               $1,129,664        $1,055,441        $3,258,324        $3,018,732
  Selling, general and administrative           138,984           126,488           404,201           371,853
  Depreciation and amortization                  56,085            52,721           164,984           158,657
  Interest, net                                  10,312            10,405            32,930            32,376
                                             ----------        ----------        ----------        ----------

       Total costs and expenses              $1,335,045        $1,245,055        $3,860,439        $3,581,618
                                             ----------        ----------        ----------        ----------
Earnings before income taxes                    139,136           130,824           348,002           302,278
Income taxes                                    (33,818)          (38,194)         (102,114)          (95,661)
                                             ----------        ----------        ----------        ----------
Net earnings                                 $  105,318        $   92,630        $  245,888        $  206,617
                                             ==========        ==========        ==========        ==========

Net earnings per share:
  Basic                                      $     0.70        $     0.59        $     1.63        $     1.31
                                             ==========        ==========        ==========        ==========
  Diluted                                    $     0.67        $     0.56        $     1.56        $     1.26
                                             ==========        ==========        ==========        ==========
Average number of common shares
outstanding:
  Basic                                         149,400           157,300           150,800           157,200
                                             ==========        ==========        ==========        ==========
  Diluted                                       156,900           164,500           157,900           163,800
                                             ==========        ==========        ==========        ===========


(1) Excludes restaurant depreciation
and amortization as follows:                 $   51,926        $   49,047        $  152,946        $  147,752







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                                                DARDEN RESTAURANTS, INC.
                                               CONSOLIDATED BALANCE SHEETS
                                                     (In thousands)
                                                       (Unaudited)


                                                       2/26/2006           5/29/2005
ASSETS
Current assets:
  Cash and cash equivalents                          $     53,122         $     42,801
  Receivables                                              39,235               36,510
  Inventories                                             245,254              235,444
  Prepaid expenses and other current assets                30,246               28,927
  Deferred income taxes                                    66,339               63,584
                                                     ------------         ------------
      Total current assets                           $    434,196         $    407,266
Land, buildings and equipment, net                      2,408,896            2,351,454
Other assets                                              187,309              179,051
                                                     ------------         ------------
      Total assets                                   $  3,030,401         $  2,937,771
                                                     ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                   $    222,544         $    191,197
  Short-term debt                                          44,000                   --
  Accrued payroll                                         115,663              114,602
  Accrued income taxes                                     50,414               52,404
  Other accrued taxes                                      47,098               43,825
  Unearned revenues                                       120,464               88,472
  Current portion of long-term debt                            --              299,929
  Other current liabilities                               268,459              254,178
                                                     ------------         ------------

       Total current liabilities                     $    868,642         $  1,044,607
Long-term debt, less current portion                      645,125              350,318
Deferred income taxes                                      99,053              114,846
Deferred rent                                             136,245              130,872
Other liabilities                                          31,449               24,109
                                                     ------------         ------------
     Total liabilities                               $  1,780,514         $  1,664,752

Stockholders' equity:
  Common stock and surplus                           $  1,796,108         $  1,703,336
  Retained earnings                                     1,621,788            1,405,754
  Treasury stock                                       (2,117,041)          (1,784,835)
  Accumulated other comprehensive income/(loss)            (3,950)              (8,876)
  Unearned compensation                                   (46,579)             (41,685)
  Officer notes receivable                                   (439)                (675)
                                                     ------------         ------------
      Total stockholders' equity                     $  1,249,887         $  1,273,019
                                                     ------------         ------------
      Total liabilities and stockholders' equity     $  3,030,401         $  2,937,771
                                                     ============         ============

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